Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gores Holdings III, Inc.:

We consent to the use of our report dated August 10, 2018, with respect to the balance sheet of Gores Holdings III, Inc. as of June 30, 2018, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from October 23, 2017 through June 30, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

August 10, 2018